Exhibit 23.1

Gaffney,
Cline &
Associates

Gaffney, Cline & Associates Limited

Bentley Hall, Blacknest
Alton, Hampshire GU34 4PU, UK
Telephone: +44 (0)1420 525366

www.gaffney-cline.com

CJF/EE0212611/sf	20th March, 2012

ZaZa Energy Corporation,

1301 McKinney Street,

Suite 2850,

Houston,

Texas 77010.

Dear Sirs,

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Gaffney, Cline & Associates (GCA) hereby consents to the references to it included in ZaZa Energy Corporation’s Annual Report on Form 10-K for the year ended 31st December, 2011 (the “Annual Report”) and to the inclusion of its report dated 20th March, 2012, containing its opinion on the proved, probable and possible reserves attributable to certain assets owned by Toreador Resources Corporation as of 31st December, 2011 (the “Report”), as an exhibit in the Annual Report.

Yours Sincerely,
GAFFNEY, CLINE & ASSOCIATES LTD.

/s/ Brian C. Rhodes
Brian C. Rhodes

Registered in England, number 1122740, at the above address